Exhibit 10.5

February 20, 2014

David Weiner, M.D.

P.O. 51245

Boston, MA 02205

Dear Dave,

This letter is a formal offer setting forth the principal terms for you to join aTyr Pharma, Inc. (“aTyr” or the “Company”), a Delaware corporation, which is located in San Diego, California. This offer is contingent upon satisfactory completion of the Questionnaire for Directors and Executive Officers.

Position:	Chief Medical Officer

Location:	San Diego, CA

Status:	Full-Time, Exempt. This means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

Reporting to:	John Mendlein, Ph.D., Executive Chairman and Chief Executive Officer

Base Salary Rate:

$13,958.34 semi-monthly (which equals $335,000.00 per year) less applicable withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.

Target Bonus:

Your annual target bonus will be 30% of your base salary with a range of 0-40% based upon the achievement of your individual goals, the achievement of team goals and the achievement of corporate goals. Your annual target bonus is subject to review and approval by the aTyr Board of Directors. Any bonus will be prorated based upon service in a year.

Equity:

Shortly after commencement of your employment with the Company, and subject to approval by the board of directors, you will be granted an option to purchase 916,035 shares of the Common Stock of the Company (the “Initial Option”) pursuant to the Company’s 2007 Stock Plan (the “aTyr Plan”). Subject to your continued full-time employment with the Company, the shares subject to the Initial Option shall vest over a six (6)

David Weiner, M.D.

February 20, 2014

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year period, with a one (1) year cliff, such that one-sixth (1/6) of the shares subject to the Initial Option shall vest on the first year anniversary of your employment start date and the remainder of the shares shall thereafter vest in equal monthly installments over the subsequent five (5) years. In addition, after commencement of your employment with the Company, and subject to approval by the board of directors, you will be granted an additional option to purchase 45,801 shares of the Common Stock of the Company (the “Additional Option” and together with the Initial Option, the “Options”) pursuant to the 2007 Stock Plan. Subject to your continued full-time employment with the Company, the shares subject to the Additional Option shall vest over a six (6) year period, with a one (1) year cliff, such that one-sixth (1/6) of the shares subject to the Additional Option shall vest on the first year anniversary of your employment start date and the remainder of the shares shall thereafter vest in equal monthly installments over the subsequent five (5) years. The exercise price per share of each of these Options shall be the fair market value of the Common Stock, as determined by the board of directors at the time the Options are grant. The specific terms and conditions of your Options will be subject to the terms of the 2007 Stock Plan, as well as the terms set forth in a Stock Option Agreement between you and the Company. This Stock Option Agreement will be entered into and executed after you commence your employment with the Company. In-addition to the foregoing, we anticipate that you will also be granted options to purchase a corresponding type and number of shares in each of the entities which the Company has previously spun-out as stand-alone entities (the “Related Entities”). The specific terms and conditions of the options in the Related Entities (the “Related Entity Options”) will be subject to the terms of the 2012 Stock Plan for each Related Entity, as well as the terms set forth in a Stock Option Agreement between you and the Related Entity. The vesting of the shares subject to the Options and Related Entity Options will be subject to acceleration in full if your employment with the Company is terminated by the Company (or any successor thereto) without Cause (as defined in the aTyr Plan) within twelve (12) months following a Change in Control (as defined in the aTyr Plan).

David Weiner, M.D.

February 20, 2014

Page three

Relocation Assistance:

You will be offered a lump sum relocation assistance payment in the amount of $50,000.00 to be paid at the time of your first paycheck. This amount will be grossed up for tax purposes. This payment will be subject to repayment to the Company if you voluntarily resign within one year following commencing your employment.

Benefits:

You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy. Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

401(k) Plan:	You will be eligible to participate in the aTyr Pharma, Inc. 401(k) Savings Plan immediately following the start of your employment.

Vacation & Sick Time:	You will be entitled to accrue 15 days of vacation per year. You will have 6 days of sick time available each year.

Holidays:	You will be eligible for aTyr’s paid holidays. The schedule is published prior to the beginning of each calendar year.

Employment at Will:

Your employment will be at-will, which means it may be terminated at any time by you or the Company for any reason, with or without cause, and that your employment is not for any specific period of time. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Start Date:	March 17, 2014 or a mutually agreed upon date.

As a condition of your employment, you will be required to sign and abide by our Employee Nondisclosure and Assignment Agreement (the “Employee NDA”) when you begin your employment. A copy is attached for your reference. As a condition of your employment, you will also be required to abide by the Company’s code of conduct and other policies applicable to

David Weiner, M.D.

February 20, 2014

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employees as set forth in the Company’s employee handbook in effect from time to time. A copy will be made available to you during your employment. In addition, in order to comply with the Immigration Reform and Control Act of 1986, within three (3) days of your Start Date you will be required to provide sufficient documentation to verify your identity and legal authorization to work in the United States. Please bring with you on your Start Date, the original of one of the documents noted in List A or one document from List B and one document from List C as itemized in the enclosed “Lists of Acceptable Documents”. If you do not have the originals of any of these documents, please contact me immediately.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

It is aTyr’s policy to respect fully the rights of your previous employers in their proprietary or confidential information. No employee is expected to disclose, or is allowed to use for aTyr’s purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer. This offer will lapse if not signed and returned by February 22, 2014.

David Weiner, M.D.

February 20, 2014

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Once signed by you, this letter, together with the Employee NDA, will constitute the complete agreement between you and the Company regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

Our mission is to discover life-changing therapies with relentless determination for people with grave maladies where others fall short. I believe you will be able to make an immediate contribution to this mission and I think you will enjoy the rewards of working for an innovative, fast-paced company. One of the keys to our success is top people. We hope you accept our offer to be one of those people.

Yours sincerely,

/s/ John Mendlein, Ph.D.

John Mendlein, Ph.D.

Executive Chairman and Chief Executive Officer

Enclosures

I accept the terms of employment as described in this offer letter dated 2-21-14             and will start my employment on _3-17-14            . I confirm that by my start date at aTyr Pharma, Inc. I will be under no contract or agreement with any other entity which would in any way restrict my ability to work at aTyr Pharma, Inc. or perform the functions of my job for aTyr, including, but not limited to, any employment agreement and/or non-compete agreement.

/s/ David Weiner, M.D.	Date 2-21-14
David Weiner, M.D.